Form of Opinion of Counsel

                                 June ____, 1999


X.com Funds
394 University Drive
Palo Alto, CA  94301

Dear Gentlemen:

     This consent is given in connection with the filing by X.com Funds, a Delaware business trust ("Trust"), of the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 and under the Investment Company Act of 1940.

     We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to Dechert Price & Rhoads under the caption "Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement.

                                                 Very truly yours,


                                                 /s/ DECHERT PRICE & RHOADS









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